SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Mercury General Corporation

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4484 Wilshire Boulevard

Los Angeles, California 90010

NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS AND PROXY STATEMENT

To The Shareholders of

Mercury General Corporation

Notice is hereby given that the Annual Meeting of Shareholders of MERCURY GENERAL CORPORATION (the “Company”) will be held at the Wilshire Plaza Hotel, 3515 Wilshire Boulevard, Los Angeles, California on May 12, 2010 at 10:00 a.m., for the following purposes:

1.	To elect nine directors for the ensuing year to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified;

2.	To re-approve the material terms of the performance criteria under the Mercury General Corporation 2005 Equity Participation Plan; and

3.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 16, 2010 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

Accompanying this Notice of Annual Meeting is a proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY.

BY ORDER OF THE BOARD OF DIRECTORS,

Judy A. Walters, Secretary

Los Angeles, California

March 31, 2010

MERCURY GENERAL CORPORATION

4484 Wilshire Boulevard

Los Angeles, California 90010

PROXY STATEMENT

The Board of Directors of the Company is soliciting the enclosed proxy for use at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. May12, 2010, at the Wilshire Plaza Hotel, 3515 Wilshire Boulevard, Los Angeles, California. This Proxy Statement was first furnished to shareholders on or about March 31, 2010.

All shareholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the proxy in the enclosed envelope.

A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted FOR the election of the Board of Directors’ nominees for director and FOR re-approval of the material terms of the performance criteria under the Mercury General Corporation 2005 Equity Participation Plan (the “Equity Participation Plan”). Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum.

Shareholders of record at the close of business on March 16, 2010 will be entitled to vote at the meeting. As of that date, 54,784,958 shares of common stock, without par value (“Common Stock”), of the Company were outstanding. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of the Company, represented in person or by proxy at the meeting, constitutes a quorum. The costs of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and proxy will be borne by the Company.

VOTING

In voting for the election of directors of the Company under the California General Corporation Law, if, prior to the commencement of voting, any shareholder has given notice of an intention to cumulate votes at the meeting, then all shareholders may cumulate their votes in the election of directors for any nominee if the nominee’s name was placed in nomination prior to the voting. Under cumulative voting, each shareholder is entitled in the election of directors to one vote for each share held by the shareholder multiplied by the number of directors to be elected, and the shareholder may cast all such votes for a single nominee for director or may distribute them among any two or more nominees as the shareholder sees fit. If no such notice is given, there will be no cumulative voting. In the absence of cumulative voting, each shareholder may cast one vote for each share held multiplied by the number of directors to be elected, but may not cast more votes than the number of shares owned for any candidate and therefore a simple majority of the shares voting will elect all of the directors. Under either form of voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

In the event of cumulative voting, the proxy solicited by the Board of Directors confers discretionary authority on the proxies to cumulate votes so as to elect the maximum number of the Board of Directors’ nominees. The proxy may not be voted for more than nine persons.

The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the meeting is required to re-approve the material terms of the performance criteria under the Equity

Participation Plan. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on this proposal, and will have the same effect as negative votes. Broker non-votes are not counted for the purpose of determining whether this matter is approved, and therefore will not have the effect of a negative vote with respect to the approval of the Equity Participation Plan.

The Board of Directors recommends that shareholders vote FOR election of the nine directors named in this Proxy Statement to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified (see page 5) and FOR re-approval of the material terms of the performance criteria under the Equity Participation Plan (see page 20).

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 31, 2010 by (i) each shareholder known by the Company to be a beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table below, and (iv) the executive officers and directors of the Company as a group. The Company believes that, except as otherwise noted, each individual has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by such individual.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares
George Joseph Named Executive Officer and Director	18,804,167	(1)(2)	34.3%
Gloria Joseph	9,161,600	(1)(3)	16.7%
BlackRock, Inc.	3,510,348	(4)	6.4%
Capital World Investors	3,000,724	(5)	5.5%
Gabriel Tirador Named Executive Officer and Director	89,674	(6)	*
Theodore Stalick Named Executive Officer	25,878	(6)	*
Christopher Graves Named Executive Officer	21,272	(6)	*
Allan Lubitz Named Executive Officer	13,750	(6)	*
Michael D. Curtius Director and Executive Consultant	21,576	(6)	*
Nathan Bessin Director	7,500		*
Bruce A. Bunner Director	500		*
Richard E. Grayson Director	—		*
Martha E. Marcon Director	—		*
Donald P. Newell Director	12,700		*
Donald R. Spuehler Director	2,000		*
All Executive Officers and Directors	19,061,357	(6)	34.8%

*	Less than 1.0% of the outstanding Common Stock.
(1)	As of October 7, 1985, George Joseph, Gloria Joseph and the Company entered into an agreement with respect to the ownership by George and Gloria Joseph of the Company’s Common Stock. The agreement provides, among other things, that the shares of Common Stock held jointly were halved and transferred into the separate names of George Joseph and Gloria Joseph under their individual and independent control. In addition, Gloria Joseph has certain rights to have her shares registered for sale pursuant to the Securities Act of 1933, as amended. The registration rights provided to Gloria Joseph will terminate at such time as she ceases to hold at least 5% of the then outstanding shares of the Company’s Common Stock.
(2)	George Joseph’s business address is: Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010. Includes 1,600 shares held in trust for the benefit of Mr. Joseph’s daughter over which Mr. Joseph maintains dispositive and voting power.

(3)	Gloria Joseph’s business address is: Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010.
(4)

Based on a Schedule 13G/A filed with the Securities and Exchange Commission by BlackRock, Inc. (“BlackRock”) on January 29, 2010, indicating beneficial ownership as of December 31, 2009 of 3,510,348 shares of the Company’s common stock with the sole power to vote or direct the vote of 3,510,348 shares and the sole power to dispose or to direct the disposition of 3,510,348 shares. The Amendment to Schedule 13G filed by BlackRock amends the most recent Schedule 13G filing made by Barclays Global Investors, NA and certain of its affiliates (Barclays Global Investors, NA and such affiliates are collectively referred to as the “BGI Entities”). On December 1, 2009, BlackRock completed its acquisition of Barclays Global Investors from Barclays Bank PLC. As a result, substantially all of the BGI Entities are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission by Capital World Investors on February 10, 2010, indicating beneficial ownership as of December 31, 2009 of 3,000,724 shares of the Company’s common stock with the sole power to vote or direct the vote of 1,000,724 shares and the sole power to dispose or to direct the disposition of 3,000,724 shares. The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.
(6)	The table includes the following shares issuable upon exercise of options that are exercisable within 60 days from March 31, 2010: Gabriel Tirador, 62,500; Theodore Stalick, 24,250; Christopher Graves, 15,200; Allan Lubitz, 13,750; Michael Curtius, 5,000; all executive officers and directors as a group, 149,200. The table also includes shares owned by the ESOP feature of the Company’s profit sharing plan and allocated to the executive officers of the Company.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors of the Company has nominated and recommends for election as directors the following nine persons to serve until the next Annual Meeting of Shareholders and until their respective successors shall have been duly elected and shall qualify. All of the nominees are presently directors of the Company.

The enclosed proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the proxy will be exercised by the present Board of Directors to vote for a substitute or substitutes to be designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

The table below indicates the position with the Company, tenure as director and age of each nominee as of March 31, 2010.

Name	Position with the Company	Age	Director Since
George Joseph	Chairman of the Board	88	1961	(1)
Gabriel Tirador	President, Chief Executive Officer and Director	45	2003
Michael D. Curtius	Director and Executive Consultant	59	1996
Nathan Bessin	Director	84	1991
Bruce A. Bunner	Director	76	1991
Richard E. Grayson	Director	80	1985
Martha E. Marcon	Director	61	2008
Donald P. Newell	Director	72	1979	(1)
Donald R. Spuehler	Director	75	1985

(1)	Date shown is the date elected a director of Mercury Casualty Company, a predecessor of the Company. Each of these individuals was elected a director of the Company in 1985.

Directors are elected at each annual meeting of the shareholders for one year and hold office until their successors are elected and qualified. Executive officers serve at the pleasure of the Board of Directors.

Each member of the Board of Directors has extensive management and leadership experience gained through executive and professional service in insurance and other industries. In these roles, the directors have developed attributes and skills in management of capital, risk and operations. In addition, all of the directors have longstanding relationships with the Company, with 8 of the 9 directors serving on the Board of Directors or in executive positions with the Company for at least 15 years and average Board tenure of 21 years. This experience with the Company provides the members of the Board of Directors a thorough understanding of the Company’s policies and processes, rules and regulations, risks and mitigating solutions and controls environment. The Nominating/Corporate Governance Committee’s process for identifying, evaluating and recommending qualified candidates for nomination to the Board of Directors is described on page 10 under “Director Nomination Process.”

Set forth below are the names of the nominees for election to the Board of Directors, along with their present positions, principal occupations and public company directorships held in the past five years and the specific individual qualifications and skills of such directors that contribute to the overall effectiveness of the Board of Directors and its committees.

George Joseph, Chairman of the Board of Directors, has served as Chairman since 1961. He held the position of Chief Executive Officer of the Company for 45 years between 1961 and December 2006. He has more than 50 years experience in all phases of the property and casualty insurance business. The Company believes that Mr. Joseph’s expertise and experience in the insurance industry and in underwriting, claims management and rate making in particular, as well his as role as founder of the Company and his longstanding service as Chairman and Chief Executive Officer, qualify him for service on the Board of Directors.

Gabriel Tirador, President and Chief Executive Officer of the Company, has served as Chief Executive Officer since January 1, 2007 and as President since October 2001. He was the Company’s Vice President and Chief Financial Officer from February 1998 until October 2001. From January 1997 to February 1998, he served as Vice President and Controller of the Automobile Club of Southern California. Prior to that, he served as the Company’s assistant controller from March 1994 to December 1996. Mr. Tirador has over 20 years experience in the property and casualty insurance industry and is an inactive certified public accountant. The Company believes that Mr. Tirador’s executive management and related experience in the property and casualty insurance industry as well as his accounting and financial reporting expertise, including experience as an auditor with KPMG LLP and in senior financial management positions, qualify him for service on the Board of Directors.

Michael D. Curtius served as President and Chief Operating Officer of the Company from May 1995 until October 2000. Since October 2000, Mr. Curtius has been employed by the Company as an executive consultant. He served as Vice President and Chief Claims Officer of the Company from October 1987 until May 1995. The Company believes that Mr. Curtius’ operational and claims management expertise and his longstanding experience in executive management positions with the Company qualify him for service on the Board of Directors.

Nathan Bessin has been a Senior Partner of J. Arthur Greenfield & Co., Certified Public Accountants, for more than five years. The Company believes that Mr. Bessin’s accounting and financial analysis expertise, his 60 years experience as a certified public accountant with J. Arthur Greenfield & Co., including his more than 20 years as managing partner of the firm, as well as his prior experience on the Board of Directors and as Chairman of the Audit Committee of Williams Sonoma, Inc. qualify him for service on the Board of Directors.

Bruce A. Bunner has been retired since February 2002. From January 1996 to February 2002, Mr. Bunner was President of Financial Structures, Limited, a Bermuda based insurance company and a subsidiary of Royal & SunAlliance Group plc. From April 1994 to April 1995, Mr. Bunner served as Director of External Affairs of Zurich Centre Advisors, Inc., a consulting company specializing in insurance and reinsurance risk arrangements. From January 1991 to April 1994, he served as Chairman of the Board of Centre Reinsurance Company of New York, a reinsurance company. Mr. Bunner was a partner in the firm of KPMG LLP from 1974 to 1990, except during the period from 1983 to 1986 when he served as Insurance Commissioner of the State of California. The Company believes that Mr. Bunner’s expertise in accounting and regulatory matters, his executive management experience, his service as the Insurance Commissioner of the State of California, and his 20 years experience as a certified public accountant with KPMG LLP qualify him for service on the Board of Directors.

Richard E. Grayson has been retired since January 1995. Prior to January 1995, Mr. Grayson was Senior Vice President of Union Bank of Los Angeles, California and President and Director of Current Income Shares, Inc., a publicly held closed-end investment company. The Company believes that Mr. Grayson’s financial market and banking experience and expertise in developing and managing investment portfolios as well as his senior management experience in large organizations qualify him for service on the Board of Directors.

Martha E. Marcon has been retired since January 2006. For more than 20 years prior to January 2006, Ms. Marcon was a partner of KPMG LLP in Los Angeles, California. During 2008, Ms. Marcon provided consulting services to KPMG LLP. The Company believes that Ms. Marcon’s accounting and financial reporting expertise, particularly related to insurance organizations, and her experience as a certified public accountant for 28 years and an auditor with KPMG LLP for more than 30 years qualify her for service on the Board of Directors.

Donald P. Newell has been retired since May 2007. Between January 2001 and May 2007, Mr. Newell was Senior Vice President and General Counsel of SCPIE Holdings Inc., an insurance holding company. Mr. Newell also served as a director of SCPIE Holdings Inc. prior to January 15, 2007. For more than 25 years prior to January 2001, Mr. Newell was a partner of the law firm of Latham & Watkins LLP in Los Angeles and San Diego, California. The Company believes that Mr. Newell’s legal, regulatory and corporate governance expertise, along with his experience as partner and in senior management positions with Latham & Watkins LLP and SCPIE Holdings Inc., qualify him for service on the Board of Directors.

Donald R. Spuehler has been retired since February 1995. From February 1992 through January 1995, Mr. Spuehler was of counsel to the law firm of O’Melveny & Myers in Los Angeles, California. For more than 20 years prior to February 1992, Mr. Spuehler was a partner of O’Melveny & Myers LLP. The Company believes that Mr. Spuehler’s extensive legal and taxation expertise, as well as his experience as a partner with O’Melveny & Myers LLP and his experience related to executive compensation matters qualify him for service on the Board of Directors.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that shareholders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise on their proxy cards.

CORPORATE GOVERNANCE

Corporate Governance Documents

The Company has adopted Corporate Governance Guidelines that outline the Company’s corporate governance policies and principles. The Company’s Corporate Governance Guidelines and its other corporate governance documents, including its Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter, Nominating/Corporate Governance Committee Charter and Investment Committee Charter, are available, free of charge, on the Company’s website at www.mercuryinsurance.com under the “Investor Info” and “Corporate Governance” tabs. The Company will also provide copies of these documents, free of charge, to any shareholder upon written request to the Company’s Chief Financial Officer, Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010. The information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement.

Director Independence

New York Stock Exchange (“NYSE”) rules and regulations require listed companies to have a board of directors with a majority of independent directors. The Company’s Board of Directors currently consists of nine directors. The Board has determined that each of Nathan Bessin, Bruce A. Bunner, Richard E. Grayson, Martha E. Marcon, Donald P. Newell and Donald R. Spuehler has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is “independent” under NYSE listing standards. Of the remaining directors, Messrs. Joseph and Tirador currently serve as executive officers of the Company and Mr. Curtius is currently employed by the Company as an executive consultant.

To assist the Board in making its determination regarding director independence, the Board has adopted independence standards that conform to, or are more rigorous than, the independence requirements of the NYSE. In addition to evaluating each director against the Company’s Director Independence Standards, which are included in the Company’s Corporate Governance Guidelines available on the Company’s website noted above, the Board considers all relevant facts and circumstances in making its independence determination.

Board Leadership Structure

Leadership of the Company is currently shared between Mr. Joseph, Chairman of the Board of Directors, and Mr. Tirador, President and Chief Executive Officer. Mr. Joseph held the offices of Chairman and Chief Executive Officer from the founding of the Company until 2007. Mr. Tirador was appointed President in 2001 and Chief Executive Officer in 2007. The Company does not have a formal policy with respect to separation of the offices of Chairman of the Board and Chief Executive Officer, and the Board of Directors believes that flexibility in appointing the Chairman of the Board and Chief Executive Officer allows the Board of Directors to make a determination as to such positions from time to time and in a manner that it believes is in the best interest of the Company and its shareholders. Separating these positions currently allows the Chief Executive Officer to focus on the Company’s day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its primary role of review and oversight of management. The Board of Directors also believes that appointing the Chief Executive Officer separately from the Chairman of the Board is an important element of the Company’s succession planning process. Because the positions of Chairman of the Board and Chief Executive Officer are executive officer positions in the Company, and given the current and active participation of each leader in significant matters affecting the Company, Mr. Newell has been appointed to act as the lead independent director. The lead independent director coordinates the activities of the non-management directors, including sessions of the non-management directors, and facilitates communications between the non-management directors and the other members of the Board and the management of the Company.

Board of Directors and Committees

The Board of Directors held four meetings during the last fiscal year and is scheduled to meet quarterly during the current fiscal year. In 2009, each director attended at least 75% of the aggregate of all meetings held by the Board of Directors and all meetings held by all committees of the Board on which such director served. Directors are encouraged to attend in person each Annual Meeting of Shareholders. Seven directors attended the Annual Meeting of Shareholders in 2009.

The Company has an Audit Committee established in accordance with the requirements of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors. The responsibilities of the Audit Committee include, among other things, selecting and engaging the Company’s independent auditors, reviewing the scope of audit engagements, reviewing comment letters of such auditors and management’s response thereto, approving professional services provided by such auditors, reviewing the independence of such auditors, reviewing any major accounting changes made or contemplated, considering the range of audit and non-audit fees and reviewing the adequacy of the Company’s internal accounting controls. The Audit Committee currently consists of Nathan Bessin, Martha E. Marcon, Donald P. Newell and Donald R. Spuehler, with Nathan Bessin acting as Chairman of this Committee. The Board of Directors has determined that each member of the Audit Committee is “independent” and meets the financial literacy requirements of the listing standards under the NYSE, that each member of the Audit Committee meets the enhanced independence standards established by the Securities and Exchange Commission (the “SEC”) and that each of Mr. Bessin and Ms. Marcon qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The Audit Committee held eight meetings in 2009.

The Company has a Compensation Committee currently consisting of Donald R. Spuehler, Bruce A. Bunner and Richard E. Grayson, with Donald R. Spuehler acting as Chairman of this Committee. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors. The Compensation Committee held six meetings in 2009. The responsibilities of the Compensation Committee include, among other things, discharging the Board of Directors’ responsibilities relating to compensation of the Company’s executive officers, by designing in consultation with management and evaluating the compensation plans, policies and programs of the Company with respect to such executive officers, and administering the Company’s stock option plan and Senior Executive Incentive Bonus Plan. The Compensation Committee is also responsible for reviewing and approving the Compensation Discussion and Analysis for inclusion on the Company’s Proxy Statement. The

Board of Directors has determined that each member of the Compensation Committee is “independent” under the NYSE listing standards. Additional information regarding the Compensation Committee’s process and procedures for consideration of executive compensation is provided below in “Executive Compensation” as part of the Compensation Discussion and Analysis and under the Summary Director Compensation Table.

The Company has a Nominating/Corporate Governance Committee currently consisting of Donald P. Newell, Nathan Bessin and Donald R. Spuehler, with Donald P. Newell acting as Chairman of this Committee. The Nominating/Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors. The Nominating/Corporate Governance Committee held two meetings in 2009. The responsibilities of the Nominating/Corporate Governance Committee include, among other things, identifying and recommending to the Board of Directors qualified candidates for nomination as directors of the Company, developing and recommending to the Board of Directors corporate governance principles applicable to the Company, developing and overseeing the Company’s policy for review and approval of related party transactions and overseeing the evaluation of the Board of Directors and management of the Company. The Board of Directors has determined that each member of the Nominating/Corporate Governance Committee is “independent” under the NYSE listing standards.

The Company has an Investment Committee currently consisting of George Joseph, Gabriel Tirador and Richard E. Grayson, with Richard E. Grayson acting as Chairman of this Committee. The Investment Committee operates pursuant to a written charter adopted by the Board of Directors. The Investment Committee held four meetings in 2009. The responsibilities of the Investment Committee include, without limitation, developing, reviewing and recommending to the Board of Directors and monitoring management’s compliance with investment strategies and guidelines, selecting and monitoring the competence and performance of investment managers, monitoring compliance of the Company’s investment policies and practices with applicable legal and regulatory requirements, reviewing and approving investment transactions, reporting to the Board of Directors at least quarterly regarding the investment transactions made by the Company and the Company’s investment strategies and guidelines, and performing all other duties of the Board of Directors with respect to investment transactions made by the Company.

The Board of Directors’ Role in Risk Oversight

The Company’s management is primarily responsible to manage risk and inform the Board of Directors regarding the most material risks confronting the Company. The Board of Directors has oversight responsibility of the processes established to monitor and manage such risks. The Board of Directors believes that such oversight function is the responsibility of the entire Board of Directors through frequent reports and discussions at regularly scheduled Board meetings. In addition, the Board has delegated specific risk management oversight responsibility to the Board Committees. In particular, the Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting and also meets regularly with and receives reports from the Company’s internal auditors. The Investment Committee oversees management of risks related to the Company’s investment guidelines and the investment portfolio. The Nominating/Corporate Governance Committee oversees risk management related to the Company’s corporate governance guidelines and code of conduct, including compliance with listing standards for independent directors, committee assignments and conflicts of interest. The Compensation Committee oversees risk management related to the Company’s executive compensation plans and arrangements. These specific risk categories and the Company’s risk management practices are regularly reviewed by the Company’s Board Committees and discussed with the entire Board of Directors in the ordinary course of each Committee’s report at regular Board meetings.

Executive Sessions of Non-Management Directors

The Board of Directors holds regularly scheduled executive sessions of its non-management directors, and at least annually schedules a meeting with only independent directors. In accordance with the Company’s corporate governance guidelines, Donald P. Newell, Chairman of the Nominating/Corporate Governance

Committee, presides at these meetings. During 2009, the Board held four executive sessions of its non-management directors, including at least one such session with only independent directors.

Director Nomination Process

Director Qualifications. The Nominating/Corporate Governance Committee has established certain criteria as guidelines in considering nominations to the Company’s Board of Directors. The criteria include: (a) personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with the Company or its operations, and the availability and willingness to devote sufficient time to the duties of a director of the Company; (b) experience in corporate management, such as serving as an officer or former officer of a publicly held company; (c) experience in the Company’s industry and with relevant social policy concerns; (d) experience as a board member of another publicly held company; (e) academic expertise in an area of the Company’s operations; and (f) practical and mature business judgment. The criteria are not exhaustive and the Nominating/Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. The Nominating/Corporate Governance Committee does not have a formal policy regarding diversity, but as described above considers a broad range of attributes and characteristics in identifying and evaluating nominees for election to the Board of Directors. The Nominating/Corporate Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint in addition to more traditional diversity concepts. The Nominating/Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating/Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Identification and Evaluation of Nominees for Directors. The Board of Directors believes that, based on the Nominating/Corporate Governance Committee’s knowledge of the Company’s corporate governance principles and the needs and qualifications of the Board at any given time, the Nominating/Corporate Governance Committee is best equipped to select nominees that will result in a well-qualified and well-rounded board of directors. Accordingly, it is the policy of the Nominating/Corporate Governance Committee not to accept unsolicited nominations from shareholders. In making its nominations, the Nominating/Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the Nominating/ Corporate Governance Committee will generally poll the Board members and members of management for recommendations. The Nominating/Corporate Governance Committee may also review the composition and qualification of the boards of directors of the Company’s competitors, and may seek input from industry experts or analysts. The Nominating/Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the Nominating/Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors. Historically, the Board of Directors has not relied on third-party search firms to identify director nominees. The Nominating/Corporate Governance Committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

Each of the nominees for election as director at the 2010 Annual Meeting of Shareholders was elected at the Annual Meeting of Shareholders held in 2009. Each of the nominees for election is recommended by the Nominating/Corporate Governance Committee to stand for reelection.

Communication with Directors

Shareholders and other interested parties may, at any time, communicate in writing with any particular director, or the non-management directors as a group, by sending such written communication to Mercury General Corporation—Non-Management Directors, P.O. Box 36662, Los Angeles, California 90036. Copies of written communications received at such address will be directed to the relevant director or the non-management directors as a group.

Code of Business Conduct and Ethics

The Company has established a Code of Business Conduct and Ethics that applies to its officers, directors and employees. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder and as a “code of business conduct and ethics” within the meaning of the NYSE listing standards. In the event the Company makes any amendments to, or grants any waivers of, a provision of its Code of Business Conduct and Ethics that applies to the principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC rules, the Company intends to disclose such amendment or waiver and the reasons therefor on a Form 8-K or on its next periodic report.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives and Overview

The Company’s executive compensation program is designed to be simple and clear and understandable to employees and investors. The Company seeks to attract, motivate and build the long-term commitment of talented executives and to reward and encourage activities that promote the achievement of premium growth while managing costs and losses to maximize underwriting income and ultimately increase shareholder value. The Company’s executive compensation program is administered, in the judgment of management, to tie total compensation to performance of the Company’s business, and to align executive officer incentives with creation of the shareholder value the Company seeks to achieve.

Pursuant to a standing resolution of the Board of Directors adopted on January 11, 1986, Mr. Joseph, then President and Chief Executive Officer of the Company, was given authority for hiring, promoting and establishing compensation for all executive officers other than himself, with the Compensation Committee being responsible for establishing compensation for Mr. Joseph. Since Mr. Tirador’s appointment as Chief Executive Officer of the Company in January 2007, the Compensation Committee has also had responsibility for establishing the compensation for Mr. Tirador. Mr. Joseph retains the authority to establish compensation for all other executive officers and, with Mr. Tirador, annually reviews compensation and responsibilities of all other executive officers.

The Company’s compensation program is designed to provide executive officers total compensation commensurate with responsibilities and competitive with compensation provided to executives in like positions, as determined by the Compensation Committee with respect to Messrs. Joseph and Tirador and as determined by Messrs. Joseph and/or Tirador with respect to the other executive officers, based on their experience in the insurance industry and the Company’s continuing surveillance of industry and general business practice.

The Company’s executive compensation program and the total compensation provided to executive officers are reviewed by the Compensation Committee annually to ensure that the program is designed and operated to achieve those goals.

Components of Executive Compensation

The Company’s executive compensation program consists of base salary, annual cash bonuses, long-term incentives and perquisites and benefits:

Base Salary. The Company provides base salary to provide a stable annual salary at a level consistent with individual contributions. Base salary for executive officers is determined on the date of hire and evaluated annually thereafter or on any material change of duties or position. The base salary of Mr. Joseph, executive Chairman of the Board, and Mr. Tirador, Chief Executive Officer, is determined on an annual basis by the Compensation Committee. Decisions regarding the base salary of the Chairman of the Board and Chief Executive Officer are reported to the Board of Directors at the first Board meeting following determination. In addition to cash compensation, both Mr. Joseph and Mr. Tirador receive director fees for their participation on the Board of Directors.

Pursuant to the standing resolution described above, Mr. Joseph, with the assistance of Mr. Tirador, establishes the base salary of other executive officers. Salary increases generally take into account the performance of the Company and the respective executive officer based on the subjective assessment of Messrs. Joseph and Tirador, as Chairman of the Board and President and Chief Executive Officer.

Annual Cash Bonuses. In addition to base salary, a substantial portion of total compensation for executive officers is provided through annual cash bonuses based on performance criteria for each recipient and for the Company as a whole. Performance-based cash bonuses are paid to the Company’s executive officers and other employees, other than certain employees in the Company’s investment and legal departments, from a single bonus pool that is created annually based on a percentage of the Company’s Underwriting Income, which is calculated as Earned Premiums less Losses and Loss Adjustment Expenses, Policy Acquisition Costs, and Other Operating Expenses (“Underwriting Income”) derived from the Company’s consolidated financial statements prepared in accordance with United States generally accepted accounting principles (“GAAP”). Cash bonuses awarded to certain employees in the Company’s investment department, including Christopher Graves, the Company’s Vice President and Chief Investment Officer, are based on the financial results of the portion of the Company’s investment portfolio under the applicable employee’s management. Cash bonuses are awarded to employees in the Company’s legal department based on the employee’s management of assigned cases.

Annual cash bonuses paid to Messrs. Joseph and Tirador have historically been paid from the same bonus pool as other employees and were earned in 2009 under the Company’s Senior Executive Incentive Bonus Plan (the “Senior Plan”). Under the Senior Plan, the Compensation Committee awarded a percentage of the Company’s Underwriting Income determined by the Compensation Committee at the beginning of 2009 to each of Mr. Joseph and Mr. Tirador. The Compensation Committee selected Underwriting Income as the performance measure for the determination of bonus awards because Underwriting Income is generally viewed as a key measure of the core profitability of property and casualty companies.

Messrs. Joseph and Tirador determine the bonus awards granted to executive officers other than the Chairman of the Board and Chief Executive Officer. The bonus awards, which are paid from the bonus pool created from the Company’s Underwriting Income, are determined on a discretionary basis to reward executive officers for individual performance, successful attainment of goals established by Messrs. Joseph and Tirador, and the executive officer’s ability to manage his or her area of responsibility, including direct and indirect costs as the volume of business varies, turnover and morale of employees under the executive officer’s management, claims adjusting expenses and prevailing practice in the industry.

Unlike prior years, in which bonus awards for Messrs. Joseph and Tirador were based on a percentage of the Company’s Underwriting Income, the Compensation Committee has established 2010 target bonuses for each of Mr. Joseph and Mr. Tirador equal to 120% of base salary and maximum bonuses equal to 2.4 times the target bonus. The Compensation Committee has also established performance criteria for 2010 related to the Company’s premium growth, combined ratio and customer service rankings, and for each performance criteria, a minimum threshold necessary to receive any bonus and an objective formula for determining bonus amounts at performance levels above the threshold amount.

The Company has engaged a compensation consultant to help develop a new performance-based compensation plan for all employees, including executive officers, which includes an incentive bonus plan. Such a plan will not be completed or adopted until later in 2010. The plan is being developed to establish more objective criteria for the award of incentive compensation based on enterprise-level strategic objectives as well individual performance goals that management and the Compensation Committee would establish on an annual basis. The plan is also being developed with tools that the Company believes will help to manage undue risk taking by employees and executive officers.

In addition to performance-based cash bonuses, each executive officer, along with all of the Company’s employees consistent with the Company’s historical practice, received an additional bonus in December 2009 equivalent to one-half-month’s salary.

Long-Term Incentive Compensation. Long-term incentive compensation generally includes awards granted under the Company’s 2005 Equity Incentive Award Plan (the “Plan”), which has been approved by shareholders. While stock options have been the dominant awards granted under the Plan, awards available under the Plan include a variety of stock-based compensation such as restricted stock, dividend equivalent awards, deferred stock awards, stock payment awards, stock appreciation rights and performance awards. The objective of granting long-term incentive awards under the Plan is to align executive officers’ interests with the longer term interests of shareholders. These awards, which are at risk and dependent on the creation of incremental shareholder value or the attainment of cumulative financial targets over several years, represent a portion of the total compensation opportunity provided for the executive officers. Award sizes are based on individual performance, level of responsibility, the executive officer’s potential to make significant contributions to the Company and award levels at other similar companies.

Option grants are recommended to the Compensation Committee by management, are considered and approved by the Compensation Committee in connection with the quarterly Board of Directors meetings and are granted on or about the date of the meeting at 100% of fair market value of Company stock on the date of grant, as defined in the Plan. For 2010, the Compensation Committee has also determined to issue to Mr. Tirador 10,000 shares of performance-vesting restricted stock that will not vest until the end of a three-year period, and then only if, and to the extent that, the Company’s Underwriting Income during that three-year period achieves the threshold performance levels established by the Compensation Committee.

As described above, the Company is developing a new performance-based compensation plan for all employees, including executive officers. The Company intends that this plan, if adopted, will include performance-based long-term equity awards in addition to the incentive compensation awards described above. The plan is being developed to provide that such long-term equity awards would not vest unless the Company achieves established performance targets over a multi-year period.

Other Benefit Programs. The Company’s executive compensation program also includes what it believes to be competitive benefits plans and programs, including a 401(k) savings plan and health and welfare benefits, such as medical, dental, vision care and life insurance benefits. In addition, from time to time, the Company provides executive officers with perquisites and other personal benefits that it and the Compensation Committee believe are reasonable and consistent with its overall compensation philosophy and goals. The Compensation Committee periodically reviews the types and levels of perquisites that are provided to executive officers. The named executive officers are provided with the following additional personal benefits: all named executive officers are provided with company-owned automobiles or automobile allowance, the Company makes additional payments on behalf of Messrs. Joseph and Tirador under its health and welfare benefits plans and the Company pays club dues on behalf of Mr. Joseph.

Benchmarking and Compensation Consultants

The Compensation Committee has not benchmarked against any other companies during the past two years, but instead has relied upon experience of its members in setting compensation of the Chief Executive Officer and Chairman of the Board of the Company. The level of compensation of other executive officers of the Company is generally set by reference to, but not benchmarked against, competitive compensation in the industry and by the officer’s experience and duties as determined by the Chief Executive Officer and Chairman of the Board of the Company. As discussed above, the Company has engaged a compensation consultant to assist in the development of a new performance-based compensation plan for all employees, including executive officers.

Section 162(m) Treatment Regarding Performance-Based Equity Awards

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), a public company is generally denied deductions for compensation paid to the chief executive officer and the next four most highly compensated executive officers to the extent the compensation for any such individual exceeds $1,000,000 for the taxable year. The Company’s executive compensation programs are designed to preserve the deductibility of compensation payable to executive officers, although deductibility will be only one among a number of factors considered in determining appropriate levels or types of compensation.

Conclusion

With compensation based on annual base salary, performance-based bonuses, long term equity incentives and participation in non-discriminatory profit sharing and employee benefits plans, the Company’s executive compensation plan avoids the more complex compensation practices used by some companies. There are no severance agreements covering any executive officers of the Company. No executive officers have change of control or “parachute” payments arrangements other than with respect to cash bonuses awarded and earned but unpaid on the date of a change of control. No loans or loan policy exists with respect to executive officers. There are no deferred compensation programs in effect aside from the qualified Section 401(k) plan and no supplemental executive retirement or similar plans exist for executive officers. While future events may dictate the addition of different or additional compensation methods, there is no present plan to change the simple compensation policy now in effect.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in the Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders.

The Compensation Committee

Donald R. Spuehler, Chair

Bruce A. Bunner

Richard E. Grayson

Compensation Risks Assessment

As required by rules adopted by the SEC in December 2009, management has made an assessment of the Company’s compensation policies and practices with respect to all employees to determine whether risks arising from those policies and practices are reasonably likely to have a material adverse effect on the Company. In doing so, management considered various features and elements of the compensation policies and practices that discourage excessive or unnecessary risk taking. As a result of the assessment, the Company has determined that its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by the Company’s Chief Executive Officer, Chief Financial Officer and each of its three other most highly compensated executive officers, the named executive officers, for the fiscal years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
George Joseph	2009	$850,000	$35,418	—	$491,460	$81,749	$1,458,627
Chairman of the Board	2008	850,000	35,418	—	—	81,269	966,687
	2007	850,000	35,418	—	832,512	70,269	1,788,199

Gabriel Tirador	2009	750,000	31,251	$172,527	409,550	73,498	1,436,826
President, Chief Executive Officer and Director	2008	750,000	31,251	—	—	78,058	859,309
	2007	650,000	27,084	—	693,760	67,012	1,437,856

Theodore Stalick	2009	488,250	248,846	51,758	—	12,011	800,865
Vice President and Chief Financial Officer	2008	475,656	20,345	—	—	15,439	511,440
	2007	434,792	342,319	146,382	—	16,877	940,370

Christopher Graves	2009	306,984	512,791	—	—	28,447	848,222
Vice President and Chief Investment Officer	2008	296,680	12,792	—	—	35,635	345,107
	2007	280,520	712,147	109,330	—	22,912	1,124,909

Allan Lubitz (5)	2009	330,000	199,079	51,758	—	20,946	601,783
Senior Vice President and Chief Information Officer	2008	325,000	238,751	93,557	—	17,569	674,877

(1)

Represents the annual one-half-month’s bonus awarded to all employees of the Company plus awards to the named executive officers as determined by Messrs. Joseph and Tirador based on the individual officer’s performance and, for Messrs. Lubitz, a signing bonus in connection with his accepting employment with the Company, which was paid  1/2 in 2008 and  1/2 in 2009.

(2)	Reflects the aggregate fair value of stock options granted as of the applicable grant date calculated in accordance with FASB ASC Topic 718. The values were calculated using the Black-Scholes valuation model, and pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to the notes to the Company’s consolidated financial statements in its Annual Reports on Form 10-K for the years ended December 31, 2009, 2008 and 2007, as filed with the SEC. Mr. Joseph has not been granted stock options.
(3)	Represents awards to Messrs. Joseph and Tirador under the Company’s Senior Executive Incentive Bonus Plan described in more detail under “Senior Executive Incentive Bonus Plan” below.
(4)	See All Other Compensation table below.
(5)	Mr. Lubitz was appointed Senior Vice President and Chief Information Officer in January 2008.

All Other Compensation

The following table describes each component of the All Other Compensation column of the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits (1)	Company Contributions to Retirement and 401(k) Plans (2)	Total
George Joseph	2009	$80,630	$1,119	$81,749
	2008	81,269	—	81,269
	2007	67,437	2,832	70,269

Gabriel Tirador	2009	67,691	5,807	73,498
	2008	69,016	9,042	78,058
	2007	56,430	10,582	67,012

Theodore Stalick	2009	6,619	5,391	12,011
	2008	6,397	9,042	15,439
	2007	6,295	10,582	16,877

Christopher Graves	2009	25,409	3,038	28,447
	2008	26,593	9,042	35,635
	2007	12,330	10,582	22,912

Allan Lubitz	2009	14,052	6,894	20,946
	2008	8,527	9,042	17,569

(1)	Represents for Mr. Joseph director’s fees of $32,000 in 2009 and 2008 and $24,000 in 2007, payments for health insurance of $7,934, $8,818 and $8,362 in 2009, 2008 and 2007, respectively, personal use of company automobile in the amount of $33,350, $33,655 and $29,765 in 2009, 2008 and 2007, respectively, and club dues of $7,346, $6,796 and $5,310 in 2009, 2008 and 2007, respectively; for Mr. Tirador director’s fees of $32,000 in 2009 and 2008 and $24,000 in 2007, payments for health insurance of $8,782, $8,818 and $8,362 in 2009, 2008 and 2007, respectively, personal use of company automobile in the amount of $26,909, $28,148 and $24,068 in 2009, 2008 and 2007, respectively, and a $50 incentive for enrolling in the Company’s wellness program and completing a health risk assessment in 2008; for Mr. Stalick personal use of company automobile in the amount of $6,619, $6,348 and $6,295 in 2009, 2008 and 2007, respectively, and a $50 incentive for enrolling in the Company’s wellness program and completing a health risk assessment in 2008; for Mr. Graves, personal use of company automobile in the amount of $25,409, $26,543 and $12,330 in 2009, 2008 and 2007, respectively, and a $50 incentive for enrolling in the Company’s wellness program and completing a health risk assessment in 2008; and for Mr. Lubitz payments for health insurance of $11,790 and $8,527 in 2009 and 2008, respectively, and personal use of company automobile in the amount of $2,262 in 2009.
(2)	Represents the Company’s contributions under its profit sharing plan for Company employees in the amount of $1,119 in 2009 and $2,832 in 2007 for each of the named executive officers and the Company’s matching contributions under a 401(k) option to the profit sharing plan for Mr. Tirador in the amounts of $4,688, $9,042 and $7,750, in 2009, 2008 and 2007, respectively, for Mr. Stalick in the amounts of $4,272, $9,042 and $7,750, in 2009, 2008 and 2007, respectively, for Mr. Graves in the amounts of $1,919, $9,042 and $7,750, in 2009, 2008 and 2007, respectively, and for Mr. Lubitz in the amounts of $5,775 and $9,042 in 2009 and 2008, respectively.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table includes certain information with respect to the value of all unexercised options previously awarded to the executive officers named at the fiscal year ended December 31, 2009.

	Option Awards (1)
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable
Gabriel Tirador	50,000	0	50,000	$41.56	10/26/2011
	—	50,000	50,000	33.61	05/01/2019

Theodore Stalick	5,000	—	5,000	41.56	10/26/2011
	7,500	—	7,500	51.43	10/29/2014
	8,000	12,000	20,000	54.93	08/03/2017
	—	15,000	15,000	33.61	05/01/2019

Christopher Graves	8,000	—	8,000	35.05	04/27/2011
	4,800	7,200	12,000	51.51	05/04/2017

Allan Lubitz	5,000	15,000	20,000	47.61	02/13/2018
	—	15,000	15,000	33.61	05/01/2019

(1)	All options listed above become exercisable in five equal installments on the first through fifth anniversary of the grant date for grants occurring prior to January 1, 2008 and in four equal installments on the first through fourth anniversary of the grant date for grants occurring on or after January 1, 2008.

Equity Compensation Plan Information

As of December 31, 2009, the Company had compensation plans under which equity securities were authorized for issuance, aggregated as follows:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	690,200	$44.26	4,897,000
Equity compensation plans not approved by security holders	—	—	—
Total	690,200	$44.26	4,897,000

Summary Director Compensation Table

The table below summarizes the compensation paid by the Company for the fiscal year ended December 31, 2009 to directors other than Messrs. Joseph and Tirador, whose director compensation is disclosed above in the “All Other Compensation Table.”

Name	Fees Earned or Paid in Cash (1)	All Other Compensation		Total
Nathan Bessin	$52,000	—		$52,000
Bruce A. Bunner	29,000	—		29,000
Michael Curtius	32,000	$259,756	(2)	291,756
Richard E. Grayson	39,500	—		39,500
Martha E. Marcon	42,000	—		42,000
Donald P. Newell	56,500	—		56,500
Donald R. Spuehler	48,000	—		48,000

(1)	For 2009, each of the Company’s non-employee directors received a $4,000 quarterly retainer and $4,000 for each board of directors meeting attended and reimbursement for their out-of-pocket expenses incurred in attending such meetings. In addition, members of Board committees receive additional compensation for service on Board committees. The chair of the Audit Committee received an annual retainer of $4,000 and receives $3,500 per Audit Committee meeting attended in person, and each member of the Audit Committee received $2,500 per Audit Committee meeting attended in person. The chair of the Compensation Committee received an annual retainer of $2,500, and members of the Compensation Committee received $500 per meeting attended (other than meetings held on the date of meetings of the entire Board of Directors). The chair of the Nominating/Corporate Governance Committee received an annual retainer of $1,500 and $1,500 per meeting attended, and each other member of the Nominating/Corporate Governance Committee received $1,000 per meeting attended in person plus, in each case, reimbursement of their out-of-pocket expenses incurred in attending such meetings. Each non-management member of the Investment Committee received $1,500 per meeting attended in person. The lead independent director received an annual retainer of $10,000.
(2)	Mr. Curtius is employed by the Company as an Executive Consultant, and the amount presented reflects compensation paid to or earned by Mr. Curtius during 2009.

In accordance with the Company’s Corporate Governance Guidelines, the Company’s senior management annually reports to the Compensation Committee regarding the status of the Company’s non-employee director compensation, including consideration of direct and indirect forms of compensation to the non-employee directors such as charitable contributions by the Company to organizations in which a non-employee director is involved. Following its review of the report, the Compensation Committee recommends any changes in non-employee director compensation to the Chairman of the Board. Any changes in non-employee director compensation are considered and approved by the Board of Directors after a full discussion.

Senior Executive Incentive Bonus Plan

The Company’s Board of Directors adopted a Senior Executive Incentive Bonus Plan (the “Senior Plan”) on March 23, 1998 and reapproved the Senior Plan on January 31, 2003 and February 8, 2008. The Company’s shareholders approved the Senior Plan at Annual Meetings of Shareholders held on May 13, 1998, May 14, 2003 and May 13, 2008. Under the Senior Plan, designated executive officers of the Company are eligible to receive bonus payments. The Senior Plan provides an incentive for senior executives to perform superior work, ties the incentives of such executives to those of the Company and its shareholders, and enables the Company to attract and retain highly qualified senior executives. The Company believes that the bonuses payable by the Company under the Senior Plan to its senior executives will be fully deductible for federal income tax purposes. Messrs. Joseph and Tirador were the only participants in 2009.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During the fiscal year 2009, Donald R. Spuehler, Bruce A. Bunner and Richard E. Grayson were members of the Compensation Committee, with Donald R. Spuehler acting as Chairman of the Committee. No member of the Company’s Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries, and no current executive officer served as a member of the board of directors or compensation committee of any other entity that has or had one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee during 2009.

PROPOSAL 2:

RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE CRITERIA

UNDER THE MERCURY GENERAL CORPORATION 2005 EQUITY INCENTIVE PLAN

General

The Equity Participation Plan was adopted by the Board of Directors on January 29, 2005 and approved by the shareholders on May 11, 2005. The purposes of the Equity Participation Plan are to promote the success and enhance the value of the Company by linking the personal interest of participants to those of Company shareholders and by providing participants with an incentive for outstanding performance. For additional information regarding the Equity Participation Plan and award made thereunder, see “Equity Compensation Plan Information” above.

The Equity Participation Plan allows the Company to make awards that qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code generally limits the Company’s federal income tax deduction for compensation paid to certain “covered employees” (generally the chief executive officer and the four highest paid executive officers other than the chief executive officer) to $1 million each, unless all amounts in excess of $1 million qualify for an exception to the limit. One of the available exceptions is for compensation that qualifies as “performance-based compensation” under the Code. This exception allows amounts awarded under the Equity Participation Plan to be deductible by the Company for federal income tax purposes, even if, when combined with other compensation, the award causes the compensation of any executive to exceed $1 million.

To qualify as performance-based compensation, Section 162(m) of the Code requires, among other things, that the performance criteria under the Equity Participation Plan be disclosed to and re-approved by the Company’s shareholders every five years when, as is the case under the Equity Participation Plan, the Compensation Committee has the ability to change the targets under a performance criteria after shareholder approval. The Equity Participation Plan and material terms of its performance criteria were last approved by the shareholders at the Company’s 2005 Annual Meeting of Shareholders when the Equity Participation Plan was initially adopted. Under Section 162(m), the material terms of the performance criteria under the Equity Participation Plan that must be re-approved include (a) the class of employees eligible to receive compensation upon achievement of performance criteria applicable to awards under the Equity Participation Plan; (b) the business criteria on which such performance criteria may be based; and (c) the maximum amount that may be paid to any employee subject to Section 162(m) upon achievement of the performance criteria applicable to an award under the Equity Participation Plan.

The Compensation Committee retains the authority to make performance-based awards to the Company’s executive officers outside of the Equity Participation Plan, in such amounts and at such times as it determines in its sole discretion, which will not be affected by this proposal.

A summary of the principal provisions of the Equity Participation Plan is set forth below. This summary is qualified in its entirety by reference to the Equity Participation Plan. The Equity Participation Plan is incorporated by reference from the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2009.

Administration

The Compensation Committee of the Board of Directors administers the Equity Participation Plan. The Compensation Committee may delegate to a committee of one or more members of the Board the authority to grant or amend awards to participants other than senior executives of the Company who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or employees who are covered employees. The Compensation Committee is comprised solely of two or more directors, each of whom qualifies as a non-employee director pursuant to Rule 16b-3 of the Exchange Act, and an “outside director” pursuant to Section 162(m).

The Compensation Committee has the exclusive authority to administer the Equity Participation Plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, provided that the Compensation Committee will not have the authority to accelerate vesting or waive the forfeiture of any performance-based awards.

Eligibility

Persons eligible to participate in the Equity Participation Plan include non-employee members of the Board and all of the employees of the Company and its subsidiaries, as determined by the Compensation Committee. Shareholders are being asked to re-approve this class of employees eligible to receive awards under the Plan. Although awards under the Plan may be granted to a broad range of eligible persons, the only awards for which “performance-based compensation” under Section 162(m) is relevant are those that are paid to the chief executive officer and the three other most highly paid executive officers (other than the chief financial officer).

Limitation on Awards and Shares Available

The maximum number of shares of Common Stock available for issuance under the Equity Participation Plan is 5,400,000. To the extent that an award terminates, expires or lapses for any reason, any shares subject to the award may be used again for new grants under the Equity Participation Plan. In addition, shares tendered or withheld to satisfy the grant or exercise price or any tax withholding obligation may be used for grants under the Equity Participation Plan. Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any of its subsidiaries will not be counted against the shares available for issuance under the Equity Participation Plan. Notwithstanding the foregoing, no shares will become available (a) upon the cancellation of existing awards or any similar transactions following the tenth anniversary of shareholder approval of the Equity Participation Plan or (b) if the return of shares would require additional shareholder approval of the Equity Participation Plan pursuant to applicable rules of the New York Stock Exchange. The payment of dividend equivalents in conjunction with outstanding awards will not be counted against the shares available for issuance under the Equity Participation Plan. The shares of Common Stock covered by the Equity Participation Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. As of December 31, 2009, 4,897,000 shares of Common Stock remained available for grant under the Equity Participation Plan, taking into account grants thereunder as well as cancellations and forfeitures.

The maximum number of shares of Common Stock that may be subject to one or more awards to a participant pursuant to the Equity Participation Plan during any one-year period is 100,000.

Awards

The Equity Participation Plan provides for the grant of incentive stock options and nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards and performance-based awards. To date, only incentive stock options and two restricted stock awards have been granted under the

Equity Participation Plan. Information regarding stock option grants to the Named Executive Officers for the fiscal year ended December 31, 2009 is set forth in the section of this Proxy Statement entitled “Executive Compensation.”

Stock options, including incentive stock options, as defined under Section 422 of the Code, and nonqualified stock options may be granted pursuant to the Equity Participation Plan. The option exercise price of all stock options granted pursuant to the Equity Participation Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant. Stock options may be exercised as determined by the Compensation Committee, but in no event after the tenth anniversary date of grant. The aggregate fair market value of the shares with respect to which options intended to be incentive stock options are exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as the Code provides.

Upon the exercise of a stock option, the purchase price must be paid in full in either cash or its equivalent, by delivering a promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code, or by tendering previously acquired shares of Common Stock with a fair market value at the time of exercise equal to the exercise price (provided such shares have been held for such period of time as may be required by the Compensation Committee in order to avoid adverse accounting consequences) or other property acceptable to the Compensation Committee (including through the delivery of a notice that the participant has placed a market sell order with a broker with respect to shares then issuable upon exercise of the option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the option exercise price, provided that payment of such proceeds is then made to the Company upon settlement of such sale). However, no participant who is a member of the Board or an executive officer of the Company will be permitted to pay the exercise price of an option in any method in violation of Section 13(k) of the Exchange Act.

Restricted stock may be granted pursuant to the Equity Participation Plan. A restricted stock award is the grant of shares of Common Stock at a price determined by the Compensation Committee (including zero) that is nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the Compensation Committee.

A stock appreciation right (an “SAR”) is the right to receive payment of an amount equal to the excess of the fair market value of a share of Common Stock on the date of exercise of the SAR over the fair market value of a share of Common Stock on the date of grant of the SAR.

The other types of awards that may be granted under the Equity Participation Plan include performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, and other stock-based awards.

Changes in Capital Structure

In the event of a stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization, distribution of assets or any other corporate event affecting the Common Stock or the share price of the Common Stock in a manner that causes dilution or enlargement of benefits or potential benefits under the Equity Participation Plan, then the Compensation Committee may make proportionate adjustments to: (i) the aggregate number of, and types of, shares of stock subject to the Equity Participation Plan, (ii) the terms and conditions of any outstanding awards (including any applicable performance targets) and (iii) the grant or exercise price for any outstanding awards. In addition, in such a case or in the event of any unusual or nonrecurring transactions or events affecting the Company or of changes in applicable laws, the Compensation Committee, may, subject to the terms of the Equity Participation Plan, take any of the following actions if it determines that such action is appropriate in order to prevent the dilution or enlargement of benefits or potential benefits intended to be made available under the Equity Participation Plan or with respect to any award: (i) provide for either the termination, purchase or replacement of the awards, (ii) provide that the awards shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, (iii) make adjustments in the number and type of shares of stock (or other securities or property) subject to outstanding awards and/or in the terms and conditions of (including the exercise price), and the criteria included in, outstanding awards which may be granted in the future, (iv) provide for the acceleration of vesting or exercisability of the awards and (v) provide that the awards cannot vest or be exercised after the event that triggers the action.

Amendment and Termination

The Compensation Committee, subject to approval of the Board, may terminate, amend, or modify the Equity Participation Plan at any time; provided, however, that shareholder approval must be obtained for any amendment to the extent necessary or desirable to comply with any applicable law, regulation or stock exchange rule, to increase the number of shares available under the Equity Participation Plan, to permit the Compensation Committee to grant options with an exercise price below fair market value on the date of grant, to extend the exercise period for an option beyond ten years from the date of grant or to allow a material increase in the benefits or change the eligibility requirements under the Equity Participation Plan. In addition, without approval of the Company’s shareholders, no option may be amended to reduce the per share exercise price of the shares subject to such option below the per share exercise price as of the date the option was granted and, except to the extent permitted by the Equity Participation Plan in connection with changes in the Company’s capital structure, no option may be granted in exchange for, or in connection with, the cancellation or surrender of an option having a higher per share exercise price. In no event may an award be granted pursuant to the Equity Participation Plan on or after January 28, 2015.

Federal Income Tax Consequences

The tax consequences of the Equity Participation Plan under current federal law are summarized in the following discussion which deals with the general tax principles applicable to the Equity Participation Plan, and is intended for general information only. Alternative minimum tax and state and local income taxes are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The tax information summarized is not tax advice.

Nonqualified Stock Options. For federal income tax purposes, an optionee generally will not recognize taxable income on the grant of a nonqualified stock option (an “NQSO”) under the Equity Participation Plan, but upon the exercise of an NQSO will recognize ordinary income, and the Company generally will be entitled to a deduction. The amount of income recognized (and the amount generally deductible by the Company) generally will be equal to the excess, if any, of the fair market value of the shares at the time of exercise over the aggregate exercise price paid for the shares, regardless of whether the exercise price is paid in cash or in shares or other property. An optionee’s basis for the stock for purposes of determining his or her gain or loss upon a subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NQSO, and any subsequent gain or loss will generally be taxable as capital gains or losses.

Incentive Stock Options. An optionee generally will not recognize taxable income upon either the grant or exercise of an Incentive Stock Option (an “ISO”); however, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be an “item of tax preference” for the optionee for purposes of the alternative minimum tax. Generally, upon the sale or other taxable disposition of the shares of the Common Stock acquired upon exercise of an ISO, the optionee will recognize income taxable as capital gains in an amount equal to the excess, if any, of the amount realized in such disposition over the option exercise price, provided that no disposition of the shares has taken place within either (a) two years from the date of grant of the

ISO or (b) one year from the date of exercise. If the shares of Common Stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the ISO exercise price and the fair market value of the shares on the date of exercise generally will be taxable as ordinary income; the balance of the amount realized from such disposition, if any, generally will be taxed as capital gain. If the shares of Common Stock are disposed of before the expiration of the one-year and two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the optionee’s ordinary income generally is limited to excess, if any, of the amount realized in such disposition over the option exercise price paid. The Company (or other employer corporation) generally will be entitled to a tax deduction with respect to an ISO only to the extent the optionee has ordinary income upon sale or other disposition of the shares of Common Stock.

Stock Appreciation Rights. No taxable income is generally recognized upon the receipt of a stock appreciation right (an “SAR”), but upon exercise of the SAR the fair market value of the shares (or cash in lieu of shares) received generally will be taxable as ordinary income to the recipient in the year of such exercise. The Company generally will be entitled to a compensation deduction for the amount the recipient recognizes as ordinary income.

Restricted Stock and Deferred Stock. An employee to whom restricted or deferred stock is issued generally will not recognize taxable income upon such issuance and the Company generally will not then be entitled to a deduction, unless, in the case of restricted stock, an election is made under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the employee generally will recognize ordinary income and the Company generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price therefor. Similarly, when deferred stock vests and is issued to the employee, the employee generally will recognize ordinary income and the Company generally will be entitled to a deduction for the amount equal to the fair market value of the shares at the date of issuance. If an election is made under Section 83(b) with respect to qualifying restricted stock, the employee generally will recognize ordinary income at the date of issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price therefor and the Company will be entitled to a deduction for the same amount. The Code does not permit a Section 83(b) election to be made with respect to deferred stock.

Dividend Equivalents. A recipient of a dividend equivalent award generally will not recognize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant generally will recognize ordinary income, and the Company will be entitled to a corresponding deduction.

Performance Awards. A participant who has been granted a performance award generally will not recognize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When an award is paid, whether in cash or Common Stock, the participant generally will recognize ordinary income, and the Company will be entitled to a corresponding deduction.

Stock Payments. A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will generally be taxed as if the cash payment has been received, and the Company generally will be entitled to a deduction for the same amount.

Section 162(m) Limitation. In general, under Section 162(m), income tax deductions of publicly held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises, transfers of property and benefits paid under nonqualified plans) for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation.” Under Section 162(m), stock options and SARs will satisfy the “performance-based compensation” exception if the awards of the options or SARs are made by a committee of the Board of

Directors consisting solely of two or more “outside directors,” the plan sets the maximum number of shares that can be granted to any person within a specified period, and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option or SAR exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Other types of awards may only qualify as “performance-based compensation” if such awards are granted or payable only to the recipients based upon the attainment of objectively determinable and pre-established performance targets established by a qualifying committee of the Board and related to performance goals approved by the Company’s shareholders.

The Equity Participation Plan has been designed in order to permit the Compensation Committee to grant stock options and SARs that will qualify as “performance-based compensation” under Section 162(m). In addition, in order to permit Awards other than stock options and SARs to qualify as “performance-based compensation,” the Equity Participation Plan allows the Compensation Committee to designate as “Section 162(m) Participants” some employees whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m). The Compensation Committee may grant awards to Section 162(m) Participants that vest or become exercisable upon the attainment of specific performance targets that are related to one or more of the performance goals set forth in the Equity Participation Plan. The Company’s shareholders holders are also being asked in this proposal to approve the performance goals established in the Equity Participation Plan.

Performance Goals Under the Equity Participation Plan

General. As described above, the Equity Participation Plan contains performance goals that govern the grant of certain awards under the Equity Participation Plan. The Company is requesting that the shareholders approve the performance goals for the grant of certain awards under the Equity Participation Plan to comply with the requirements of Section 162(m) and regulations promulgated thereunder, as discussed above.

Eligible Employees. Restricted stock awards, deferred stock awards, performance awards, dividend equivalents and stock payments under the Equity Participation Plan are limited to Section 162(m) Participants who are selected by the Compensation Committee to participate. However, only such awards granted to such Section 162(m) Participants can qualify as performance-based compensation under Section 162(m).

Administration of Performance Goals. The Compensation Committee has discretion to determine if awards under the Equity Participation Plan are intended to qualify as performance-based compensation under Section 162(m) or not. If any awards other than options or SARs are so intended to qualify, then, within 90 days of the start of each performance period, the Compensation Committee (i) designates one or more Section 162(m) Participants, (ii) selects the performance goal or goals applicable to the designated performance period, (iii) establishes the various targets and bonus amounts which may be earned for such performance period and (iv) specifies the relationship between performance goals and targets and the amounts to be earned by each Section 162(m) Participant for such performance period. The Compensation Committee may designate, as the performance period for awards intended to be qualified performance-based compensation under the Equity Participation Plan, the Company’s fiscal year or any other fiscal period or period of service (or such other time as may be required or permitted by Section 162(m)).

The performance goals used to determine the terms and conditions of awards intended to be qualified performance-based compensation under the Equity Participation Plan are based on any or all of the following business criteria with respect to the Company, any subsidiary or any division or operating unit: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added (as determined by the Compensation Committee), sales or revenue, net income (either before or after taxes), underwriting income, underwriting results, operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on shareholders’ equity, return on assets, return on capital, shareholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share of the Common

Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

Each business criterion will be determined in accordance with U.S. generally accepted accounting principles, or will be subject to such adjustments as the Compensation Committee may specify at the beginning of the performance period with respect to an award (other than an option or SAR) that is intended to qualify as qualified performance-based compensation.

The Compensation Committee must certify the attainment of the applicable performance target before a Section 162(m) award is paid under the Equity Participation Plan. In determining the amounts paid to any Section 162(m) Participant, the Compensation Committee has the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that it may deem relevant to the assessment of individual or corporate performance for the designated performance period.

Vote Required

The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the meeting is required to re-approve the material terms of the performance criteria under the Equity Participation Plan. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on this proposal, and will have the same effect as negative votes. Broker non-votes are not counted for the purpose of determining whether this matter is approved, and therefore will not have the effect of a negative vote with respect to the re-approval of the material terms of the performance criteria under the Equity Participation Plan.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that shareholders vote FOR re-approval of the material terms of the performance criteria under the Mercury General Corporation 2005 Equity Incentive Award Plan. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise on the proxy cards.

RELATED PERSON TRANSACTIONS

Related Party Transaction Approval Policy

The Board of Directors recognizes that related party transactions can present conflicts of interest and questions as to whether the transactions are in the best interest of the Company. Accordingly, the Board has adopted a policy and procedures for the review, approval and ratification of such transactions. For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, that is reportable under the Securities and Exchange Commission’s rules regarding related party transactions.

Under this policy, a related party transaction should be approved or ratified based upon a determination that the transaction is in, or not opposed to, the best interest of the Company. The policy provides for the Nominating/ Corporate Governance Committee to review and approve a transaction involving a director, the CEO or 5% shareholder, and for the CEO to review and approve a transaction involving any executive officer (other than the CEO and any executive who is also a director). Notice of a decision by the CEO to approve a related party transaction should be sent to the Nominating/Corporate Governance Committee prior to finalizing the transaction, which may seek more information or call a meeting to review the transaction in greater detail. If a director or executive officer becomes aware of a transaction that should have been but was not approved in advance under this policy, he or she should report the transaction to whomever would have approved the transaction had it been submitted for advance approval. If the transaction is ongoing and revocable, it should be reviewed to determine whether ratification or other action should be taken. If the transaction is completed and not revocable, it should be evaluated to determine if any mitigation or other action should be taken. The Company’s related party transaction policy also provides that certain transactions that meet the criteria set forth in the policy have standing pre-approval.

Management is expected to report to the Nominating/Corporate Governance Committee any transaction with a related party that is not covered by this policy because it is not reportable under the SEC rules or that involves employment of an immediate family member not reported to the Nominating/Corporate Governance Committee in advance as described above.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Mercury General Corporation Board of Directors is composed of four independent directors as required by the listing standards of the New York Stock Exchange and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Nathan Bessin (Chair), Martha E. Marcon, Donald P. Newell and Donald R. Spuehler.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants, KPMG LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company’s independent accountants also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee discussed with the independent accountants that firm’s independence. The Audit Committee also considered whether the provision of financial information systems design and other non-audit services by the independent accountants is compatible with their independence.

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

February 18, 2010

The Audit Committee

Nathan Bessin, Chair

Donald R. Spuehler

Donald P. Newell

Martha E. Marcon

Audit Fees for Fiscal 2009 and 2008

The aggregate fees billed to the Company by KPMG LLP, the Company’s independent auditors, for the fiscal years ended December 31, 2009 and 2008 are as follows:

	2009	2008
Audit Fees (1)	$1,438,397	$1,573,042
Audit-Related Fees (2)	7,650	—
Tax Fees	—	—
All Other Fees (3)	—	4,378

(1)	Audit Fees consist of the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, as amended, and Annual Report to Shareholders, review of interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and audit services in connection with the Company’s insurance subsidiaries’ statutory and regulatory financial statement filings for those fiscal years. Audit Fees also include the audit of internal control over financial reporting.
(2)	Audit-Related Fees consist of fees associated with services related to an SEC comment letter received by the Company in 2009.
(3)	All Other Fees consist of Department of Insurance review of workpapers related to regulatory examinations.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP, and has concluded that the provision of such services is compatible with maintaining the independence of the Company’s auditors.

Representatives of KPMG LLP will be present at the Annual Meeting, will be available to respond to questions and may make a statement if they so desire.

Selection of Independent Auditors

The Audit Committee is responsible to select the independent auditors to audit the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K. The Audit Committee selected KPMG LLP during 2009 as independent auditors for that year. The Audit Committee expects to select the independent auditors to review the Company’s interim financial statements for the first three quarters of 2010 and to audit the Company’s annual financial statements for 2010 during the next few months, as part of its normal selection process.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of the Company’s Independent Auditors

The Company’s Audit Committee has established a policy that all audit and permissible non-audit services provided by the independent auditors will be pre-approved by the Audit Committee. The Audit Committee has pre-approved certain non-audit services below established dollar threshold amounts. Additional non-audit services, or provision of non-audit services in excess of the threshold amounts, require separate pre-approval. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the Company’s auditors. Pre-approval is detailed as to the particular service or category of services in excess of the threshold amounts and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Each director, executive officer of the Company, and person who owns more than 10% of a registered class of the Company’s equity securities is required by Section 16(a) of the Securities Exchange Act of 1934 to report to the SEC by a specified date his or her transactions in the Company’s securities. Regulations promulgated by the SEC require the Company to disclose in this Proxy Statement any reporting violations with respect to the 2009 fiscal year, which came to the Company’s attention based on a review of the applicable filings required by the SEC to report such status as an officer or director or such changes in beneficial ownership as submitted to the Company. No reporting person of the Company made a late filing under Section 16(a) for transactions occurring in fiscal year 2009. These statements are based solely on a review of the copies of such reports furnished to the Company by its officers, directors and security holders and a representation that such reports accurately reflect all reportable transactions as holdings.

SHAREHOLDER PROPOSALS

Any proposal of a shareholder of the Company intended to be presented at the next Annual Meeting of Shareholders of the Company pursuant to Rule 14a-8 of the Proxy Rules of the SEC must be received by the Secretary of the Company not later than December 11, 2010, and any proposal of a shareholder submitted outside the processes of Rule 14a-8 must be received by the Company not later than January 12, 2011 to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.

OTHER MATTERS

The Company does not know of any business other than that described herein which will be presented for consideration or action by the shareholders at the meeting. If, however, any other business shall properly come before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named therein or their substitutes.

ANNUAL REPORTS

Copies of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission are available, without charge, upon written or faxed request to: Theodore Stalick, Chief Financial Officer, Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010 (fax: (323) 857-7116).

The Company’s Annual Report to Shareholders is being provided with the Proxy Statement to shareholders of record on March 31, 2010. Upon request, the Company will furnish the Annual Report to any shareholder.

BY ORDER OF THE BOARD OF DIRECTORS,

Judy A. Walters, Secretary

Los Angeles, California

March 31, 2010

ATTN: JUDY WALTERS 4484 WILSHIRE BOULEVARD LOS ANGELES, CA 90010

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M21486-P91276             KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERCURY CORPORATION The Board of Directors recommends that you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Directors		☐	☐	☐
1. Election of Directors
Nominees:
01) George Joseph	06) Bruce A. Bunner
02) Martha E. Marcon	07) Nathan Bessin
03) Donald R. Spuehler	08) Michael D. Curtius
04) Richard E. Grayson	09) Gabriel Tirador
05) Donald P. Newell
Vote on Proposal						For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:
2. To re-approve the material terms of the performance criteria under the Mercury General Corporation 2005 Equity Participation Plan.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Important: Please sign exactly as your name appears on the Company’s Common Stock Certificate as set forth above. When signing as Attorney, Executor, Administrator, Trustee. Guardian or otherwise, give your full title as such. Each joint tenant should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M21487-P91276

MERCURY GENERAL CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 12, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MERCURY GENERAL CORPORATION

The undersigned Shareholder(s) of MERCURY GENERAL CORPORATION (the “Company”) hereby constitutes and appoints George Joseph, Gabriel Tirador and Michael D. Curtius, and each of them, attorneys and proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 12, 2010, and at any adjournment or postponement thereof, according to the number of shares of Common Stock of the Company which the undersigned may be entitled to vote, and with all the powers which the undersigned would possess if personally present, as indicated on the reverse side.

The proxies are directed to vote as specified on the reverse side. Except as specified to the contrary on the reverse side, the shares represented by this proxy will be voted FOR all nominees listed and FOR Proposal 2.

ESOP Participants: As to those Common Shares that are held for the undersigned in the Employee Stock Ownership Plan feature of the Company’s Profit Sharing Plan, I instruct the Trustee of such plan to sign a proxy for me and to mark the proxy as I specify on the reverse side. If I do not so specify or return the signed proxy by May 11, 2010 at midnight, I understand that the Administrative Committee of such plan will instruct the Trustee how to vote the shares. I also understand that my vote will be held in the strictest confidence. ESOP participants in the plan may attend the Annual Meeting. However, shares held in those plans can only be voted as described in this paragraph, and cannot be voted at the meeting.

The undersigned revokes any prior proxy at such meeting and ratifies all said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement is hereby acknowledged.

Continued and to be signed on reverse side